FS Credit Income Fund

September 20, 2017

Exhibit (l)

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

September 20, 2017

FS Credit Income Fund

201 Rouse Boulevard

Philadelphia, PA 19112

RE:    FS Credit Income Fund

Ladies and Gentlemen:

We have acted as counsel to FS Credit Income Fund, a Delaware statutory trust (the “Fund”), in connection with the filing of the Fund’s registration statement including any amendment thereto (the “Registration Statement”) to register under the Securities Act of 1933 shares of beneficial interest representing interests in the Fund. The Fund offers five classes of shares (the “Shares”), Class A Shares, Class I Shares, Class L Shares, Class M Shares and Class T Shares. The Fund is authorized to issue an unlimited number of Shares.

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s Amended and Restated Declaration of Trust (the “Declaration of Trust”), its bylaws and certain resolutions adopted by the Board of Trustees and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1. The Shares will be issued in accordance with the Fund’s Declaration of Trust and resolutions of the Board of Trustees relating to the creation, authorization and issuance of the Shares.

2. The Shares will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

FS Credit Income Fund

September 20, 2017

Based on the foregoing, it is our opinion that:

1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 3 to the Registration Statement of the Fund. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the use of our name and to the references to our Firm in the Prospectus and Statement of Additional Information included in the Registration Statement. This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such captions we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP